Exhibit 16.2

7780 Office Plaza Drive S. Suite 184 West Des Moines, IA 50266-2337	Phone: 515.223.0159 Fax: 515.223.5429 www.kiesling.com

January 5, 2011

Board of Directors
Segway IV Corp,
213 South Oak Avenue
Owatonna, Minnesota 55060

We are pleased to confirm our understanding of the services we are to provide for Segway IV Corp. for the years ended December 31, 2010 and 2009.

Financial Statement Audit

We will audit the balance sheet of the Company as of December 31, 20[0 and 2009 and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended. The objective of an audit of the financial statements is to express an opinion on the financial statements in accordance with generally accepted accounting principles accepted in the United States (GAAP). Our audit of the financial statements will be conducted in accordance with the standards established by the Public Company Accounting Oversight Board (PCAOB) and will include tests of the Company's accounting records and other procedures we consider necessary to enable us to express our opinion. If our opinion is other than unqualified, we will discuss the reasons with Company management in advance. If circumstances occur related to the condition of your records; the availability of sufficient, competent evidential matter; or the existence of a significant risk of material misstatement of the financial statements caused by error, fraudulent financial reporting, or misappropriation of assets that in our professional judgment prevent us from completing the audit or forming an opinion on the financial statements, we retain the right to take any course of action permitted by professional standards, including declining to express an opinion or issue a report, or withdrawing from the engagement.

We will plan and perform the audit of the financial statements to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether from (1) errors, (2) fraudulent financial reporting, (3) misappropriation of assets, or (4) violations of laws or regulations that are attributable to the entity or to acts by management or employees acting on behalf of the entity, The audit will include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements; therefore, our audit will involve judgment about the number of transactions to be examined and the areas to be tested. Our procedures will include tests of documentary evidence supporting the transactions recorded in the accounts, tests of physical existence of inventories, and direct confirmation of certain assets and liabilities by correspondence with selected customers, creditors, and financial institutions. In connection with our audit of the financial statements, we will obtain an understanding of internal control sufficient to plan the audit and to determine the nature, timing and extent of audit procedures to be performed. At the conclusion of our audit, you agree to provide certain representations from management about the Company's financial statements and related matters.

Segway IV Corp.
January 5, 2011

Financial Statement Audit (Continued)

Because our audit is designed to provide reasonable, but not absolute, assurance and because we will not perform a detailed examination of all transactions, there is a risk that material misstatements or material weaknesses in internal control may exist and not he detected by us. In addition, our financial statement audit is not designed to detect immaterial misstatements or violations of laws or governmental regulations that do not have a direct and material effect on the financial statements. We will, however, communicate to the audit committee and management of the Company, as appropriate, any errors, fraud, or other illegal acts that come to our attention during our audit, unless clearly inconsequential.

Our audit will include obtaining an understanding of internal control sufficient to plan the audit and to determine the nature, timing, and extent of audit procedures to be performed. An audit is not designed to provide assurance on internal control or to identify significant deficiencies or material weaknesses in the design or operation of internal control. However, we will communicate in writing to the audit committee and management any significant deficiencies and material weaknesses relating to internal control over financial reporting identified while performing our audit. Any material weakness identified because the audit committee's oversight of the Company's external financial reporting and internal control over financial reporting is ineffective will be communicated in writing to the Company board of directors.

We are also responsible for communicating with the audit committee about certain other matters related to our audit, including (1) our audit responsibility under PCAOB standards; (2) information relating to our independence with respect to the Company; (3) the Company's critical accounting policies; (4) the quality of the Company's accounting principles; (5) management's judgments and sensitive accounting estimates; (6) significant audit adjustments; (7) any disagreements with management about matters that could be significant to the Company's financial statements or our report; (8) any consultations management made with other accountants: (9) any issues discussed with management prior to retention: (10) any significant difficulties encountered in performing the audit; ( I 1) other information in documents containing audited financial statements, such as the Company's annual report; and (12) other matters as considered necessary. Further, we are responsible for ensuring that the audit committee receives copies of certain written communications between us and management. including management representation letters and written communications on accounting, auditing, internal control, or other matters.

Management is responsible for the financial statements, for making all financial records and related information available to us on a timely basis, and for the accuracy and completeness of that information. Management is also responsible for the establishment and maintenance of adequate records: the selection and application of accounting principles; the safeguarding of assets: adjusting the financial statements to correct material misstatements; and confirming to us in the management representation letter that the effects of any uncorrected misstatements aggregated by us during the current engagement and pertaining to the latest period presented are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. In addition, management is responsible for identifying and ensuring that the Company complies with applicable laws and regulations.

In conjunction with the annual audit, we will also perform reviews of the Company's unaudited quarterly financial information for each of the four quarters in the year ending December 31, 2011,   For the first three quarters, we will perform reviews of that information before the Form 10-Q is filed. The objective of a review is to provide a basis for communicating whether there are any material modifications that should be made to the interim financial information for it to conform with GAAP.

Segway IV Corp.
January 5, 2011

Financial Statement Audit (Continued)

These reviews will be conducted in accordance with the standards of the PCAOR. A review of interim financial information consists principally of performing analytical procedures and making inquiries of persons responsible for Financial and accounting matters. It includes obtaining sufficient knowledge of the Company's business and its internal control as it relates to the preparation of both annual and interim financial information to identify the types of potential material misstatements in the interim financial information and consider the likelihood of their occurrence, and to select the inquiries and analytical procedures that will provide a basis for communicating whether there are material modifications that should be made to the interim financial information for it to conform with GAAP. A review is substantially less in scope than an audit conducted in accordance PCAOB standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we will not express opinions on the interim financial information.

Management is responsible for the Company's interim financial information and for establishing and maintaining effective internal control over financial reporting. It is also responsible for identifying and ensuring that the Company complies with the laws and regulations applicable to its activities; making all financial records and related information available to us; adjusting the interim financial information to correct material misstatements; and affirming that the effects of any uncorrected misstatements pertaining to the periods under review are immaterial, both individually and in the aggregate, to the interim financial information taken as a whole.

We will communicate to the audit committee and management any matters that come to our attention as a result of the reviews that we believe may require material modifications to the quarterly financial information to make it conform with GAAP. We will also communicate any significant deficiencies or material weaknesses that come to our attention. If, for any reason, we are unable to complete our reviews or are unable to form or have not formed our opinions, we will notify the audit committee and management. At the conclusion of our reviews, you agree to provide require certain representations from management about the financial statements and related matters.

We are required to read any document, including the annual report to shareholders and filings with the SEC, that contains or incorporates by reference our audit or interim review reports, or contains any reference to us, We will read the annual report for the purpose of determining whether other information in the annual report (including the manner of its presentation) is materially inconsistent with information in the financial statements or management's assessment of the effectiveness of the Company's internal control over financial reporting. We assume no obligation to perform procedures to corroborate such other information as part of our audit.

Regarding electronic filings such as the SEC's Electronic Data Gathering, Analysis, and Retrieval ("EDGAR") system, management agrees that, before filing any document in electronic format with the SEC with which we are associated, we will be advised of the proposed filing on a timely basis. We will provide the Company a signed copy of our report and consent. These manually signed documents will serve to authorize the use of our name prior to the Company's electronic transmission. Management will provide us with a complete copy of the document accepted by EDGAR.

Todd Thorson is the engagement partner and is responsible for supervising the engagement and signing the report or authorizing another individual to sign it.

Segway IV Corp.
January 5, 2011

The Company may wish to include or incorporate by reference our audit report on these financial statements in a registration statement proposed to be filed under the Securities Act of 1933 or in some other securities offering. If so, you agree not to include our audit report or make reference to our Firm without our prior permission or consent. Any agreement to perform work in connection with an offering, including an agreement to provide permission or consent, will be a separate engagement.

Any additional services that may be requested, and we agree to provide, will be the subject of separate arrangements.

The audit documentation for this engagement is the property of our firm and constitutes confidential information, However, we may be requested to make certain audit documentation available to the PCAOB, SEC, or other regulators pursuant to the authority given to them by law or regulation. It' requested. access to such audit documentation will be provided under the supervision of firm personnel. Further, upon request, we may provide copies of selected audit documentation to the regulator, The regulator may intend, or decide, to distribute the copies or information contained therein to others, including other government agencies.

E-mail Communication

In connection with this engagement, we may communicate with you or others via e-mail transmission. As e-mails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party. or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that e-mails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim and waive any liability or responsibility whatsoever for interception or unintentional disclosure or communication of e-mail transmissions, or for the unauthorized use or failed delivery of e-mails transmitted by us in connection with the performance attic engagement.

Independence

Professional and certain regulatory standards require us to be independent, in both fact and appearance. with respect to the Company in the performance of our services. Any discussions that Company representatives have with professional personnel of our Firm regarding employment could pose a threat to our independence. Moreover, SEC rules could cause us not to be independent of the Company if, within a restricted period, the Company were to hire. in a financial reporting oversight role, one of the engagement team members currently or previously assigned to the Company's audit. Therefore, you agree to inform us prior to any such discussions so that we can implement appropriate safeguards to maintain our independence.

SEC independence rules also require the Company's board of directors to pre-approve all permissible non-attest services (including tax services) and all audit, review, or attest services that we provide to the Company or its subsidiaries, including those located outside of the United States of America. We agree not to perform any services without board of directors pre-approval and you agree to implement appropriate policies and procedures to ensure that any services that we are asked to perform receive such board of directors pre-approval. These services include non-routine advice, accounting assistance, regulatory assistance, tax and other services.

Segway IV Corp.
January 5, 2011

Independence (Continued)

In order for us to remain independent, professional standards require us to maintain certain respective roles and relationships with you with respect to the non-attest services described above. Prior to performing such services in conjunction with our audit, management must acknowledge its acceptance of certain responsibilities.

We will not perform management functions or make management decisions on behalf of the Company. However, we will provide advice and recommendations to assist management of the Company in performing its functions and fulfilling its responsibilities.

The Company agrees to perform the following functions in connection with our performance of the non-attest services:

a.	Make all management decisions and perform all management functions with respect to the non-routine advice, accounting assistance, regulatory assistance, tax and other services provided by us.
b.
Assign a Company representative with the suitable skill, knowledge, and/or experience to oversee the non-routine advice, accounting assistance, regulatory assistance, tax and other services and evaluate the adequacy and results of the services.

c.	Accept responsibility for the results of non-routine advice. accounting assistance, regulatory assistance, tax and other services.
d.	Establish and maintain internal controls over non-routine advice, accounting assistance. regulatory assistance, tax and other services.

Dispute Resolution Procedure and Other

If any dispute, controversy, or claim arises out of relates to or results from the performance or breach of this Agreement, excluding claims for non-monetary or equitable relief (collectively, the "Dispute"), either party may. upon written notice to the other party. request non-binding mediation. A recipient of such notice may waive its option to resolve such Dispute by non-binding mediation by providing written notice to the party requesting mediation and then such parties hereto shall resolve such Dispute by binding arbitration as described below. Such mediation shall he assisted by a neutral mediator acceptable to both parties and shall require the commercially reasonable efforts of the parties to discuss with each other in good faith their respective positions and different interests to finally resolve such Dispute.

Each party may disclose any facts to the other party or to the mediator that it, in good faith, considers necessary to resolve the Dispute. However, all such disclosures will be deemed in furtherance of settlement efforts and shall not be admissible in any subsequent proceeding against the disclosing party. Except as agreed to in writing by both parties, the mediator shall keep confidential all information disclosed during mediation. The mediator shall not act as a witness for either party in any subsequent proceeding between the parties.

Unless waived, such mediation shall conclude after the parties have engaged in good faith settlement negotiations, but nonetheless are unable to resolve the Dispute through the mediation process. The attorney's fees and costs incurred by each party in such mediation shall he borne by such party; the fees and expenses of the mediator, if any, shall he borne equally by the parties.

Segway IV Corp.
January 5, 2011

Dispute Resolution Procedure and Other (Continued)

Any Dispute not resolved first by mediation between the parties (or if the mediation process is waived as provided herein) shall be decided by binding arbitration. The arbitration proceeding shall take place in the city in which the Kiesling office providing the majority of services exists, unless the parties agree to a different locale. The arbitration shall be governed by the provisions of the laws of the state in which the arbitration is to take place (except if there is no applicable state law providing for such arbitration, then the Federal Arbitration Act shall apply) and the substantive laws of such state shall be applied without reference to conflicts of law rules. In any arbitration instituted hereunder, the proceedings shall proceed in accordance with the then current Arbitration Rules for Professional Accounting and Related Disputes of the American Arbitration Association (AAA), except that the Arbitrator (as defined below) shall permit discovery that is consistent with the scope of discovery typically permitted by the Federal Rules of Civil Procedures and/or is otherwise customary in light of the complexity of the Dispute and the amount in controversy. Any Dispute regarding discovery, or the relevance or scope thereof, shall be determined by the Arbitrator (as defined below).

The arbitration shall be conducted before an individual as agreed upon by each party. The Arbitrator shall have no authority to award non-monetary or equitable relief, but nothing herein shall be construed as a prohibition against a party from pursuing non-monetary or equitable relief in a state or federal court. The parties also waive the right to punitive damages and the arbitrator shall have no authority to award such damages or any other damages that are not strictly compensatory in nature. In rendering the award, the Arbitrator shall issue in writing findings of fact and conclusions of law. The Arbitrator shall not have authority to grant an award that is not supported by substantial evidence or that is based on an error of law, and such absence of substantial evidence or such error of law may be reviewed on appeal to vacate an award based on the standard of review otherwise applicable in the Federal Appellate Court responsible for the jurisdiction in which the arbitration is venued. The confidentiality provisions applicable to mediation shall also apply to arbitration. The award issued by the Arbitrator may be confirmed in a judgment by any federal or state court of competent jurisdiction. No payment of any award or posting of any bond of any kind whatsoever is required to be made or posted until such Dispute is finally determined.

In no event shall a demand for arbitration be made after the date on which the initiation of the legal or equitable proceeding on the same Dispute would be barred by the applicable statute of limitations or repose. For the purposes of applying the statute of limitations or repose, receipt of a written demand for arbitration shall be deemed the initiation of the legal or equitable proceeding based on such Dispute.

Professional and certain regulatory standards require us to be independent, in both fact and appearance, with respect to your Company in the performance of our services. Any discussions that you have with personnel of our Firm regarding employment could pose a threat to our independence. Therefore, we request that you inform us prior to any such discussions so that we can implement appropriate safeguards to maintain our independence.

Kiesling Associates LLP participates in the American Institute of Certified Public Accountants' (AICPA) peer review program and we are members of the Private Company Practice Section.

Segway IV Corp.
January 5, 2011

Audit Timing, Administration and Fees

We understand that your employees will prepare all cash, accounts receivable, accounts payable, and other confirmations we request and will locate any documents selected by us for testing.

We are committed to maintaining the confidentiality and security of any confidential or proprietary information you may share with us. In this connection, we have implemented and maintain internal policies, procedures and safeguards designed to protect your confidential and proprietary information in our possession, including but not limited to any sensitive personal information of your employees or customers. We are also committed to notifying you in the event of a data security breach that may have compromised any sensitive personal information. We may from time to time use trusted third-party service providers in serving your account, and, in those cases, we may share your confidential information with such trusted service providers. In that event, we will secure confidentiality agreements with such service providers to maintain the confidentiality of your information and we will take reasonable precautions to determine that they have appropriate procedures in place to prevent the unauthorized release of your confidential information to others. In the event that we are unable to secure an appropriate confidentiality agreement, you will be asked to provide your consent prior to the sharing of your confidential information with the third-party service provider. Furthermore, we will remain responsible for the work provided by any such third-party service providers.

In connection with this engagement, we may communicate with you or others via email transmission. As emails can be intercepted and read, disclosed, or otherwise used or communicated by an unintended third party, or may not be delivered to each of the parties to whom they are directed and only to such parties, we cannot guarantee or warrant that emails from us will be properly delivered and read only by the addressee. Therefore, we specifically disclaim and waive any liability or responsibility whatsoever for interception or unintentional disclosure or communication of e-mail transmissions, or for the unauthorized use or failed delivery of e-mails transmitted by us in connection with the performance of this engagement. In that regard, you agree that we shall have no liability for any loss or damage to any person or entity resulting from the use of email transmissions, including any consequential, incidental, direct, indirect, or special damages, such as loss of revenues or anticipated profits, or disclosure or communication of confidential or proprietary information.

Our fees for these services will be based on the actual time spent at our hourly rates, plus travel and other out-of-pocket costs such as report production, typing, postage, etc. Our hourly rates vary according to the degree of responsibility involved and the experience level of the personnel assigned to your audit. Our invoices for these fees will be rendered as work progresses and are payable on presentation.

Non-Attest Services

We are also pleased to provide non-attest services to you. Theses services include non-routine advice. accounting assistance, tax and other services.

Segway IV Corp.
January 5, 2011

Accounting Assistance

We will prepare a general ledger trial balance for use during the audit. Our preparation of the trial balance will be limited to Formatting information in the Company's general ledger into a working trial balance. We will advise management about appropriate accounting principles and their application, but the responsibility for the financial statements remains with management. In accordance with American Institute of Certified Public Accountants (AICPA) professional standards, you will be required to review and approve those financial statements prior to their issuance and have a responsibility to be in a position in fact and appearance to make an informed judgment on those financial statements. As part of our engagement we may propose standard, adjusting, or correcting journal entries to your financial statements. You are responsible for recording such adjustments in the financial statements, after evaluating their propriety based on a review of both the applicable authoritative literature and the underlying supporting evidence from the Company's files; or otherwise concluding and confirming in a representation letter provided to us at the conclusion of our audit engagement that the effects or the unrecorded adjustments are, both individually and in the aggregate, immaterial to the financial statements taken as a whole. At the conclusion of our audit engagement we will communicate to those charged with governance all such unrecorded adjustments. Further, you are responsible for designating a qualified individual to be responsible and accountable for overseeing these services. Our fees and out-of-pocket expenses for these additional services will be billed to you as our efforts are incurred.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our audit engagement and for the provision of non-attest services as described in this letter, please sign the enclosed copy and return it to us.

Sincerely,

KIESLING ASSOCIATES UP

/s/ Todd E. Thorson

Todd E. Thorson, CPA
Partner

Segway IV Corp.
January 5, 2011

RESPONSE:

This letter correctly sets forth the understanding of Segway IV Corp.

By:	/s/ Jack Briggs

Title:	CFO

Date:	1-24-11

By:

Title:

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